                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                       PLANET POLYMER TECHNOLOGIES, INC.
                       ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                       ---------------------------------
                         (Title of Class of Securities)

                                  727044 10 9
                       ---------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            FILED FEBRUARY 12, 1997

                     (REFLECTING OWNERSHIP AS OF 12/31/96)

CUSIP No.  727044 10 9             SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ROBERT J. PETCAVICH
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
         NUMBER OF             1,031,281
          SHARES       --------------------------------------------------------
        BENEFICIALLY    6      SHARED VOTING POWER
         OWNED BY              0
           EACH        --------------------------------------------------------
         REPORTING      7      SOLE DISPOSITIVE POWER
        PERSON WITH            1,031,281
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,031,281
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.0%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 or 4 pages
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ITEM 1.
       (a) Name of Issuer:         PLANET POLYMER TECHNOLOGIES, INC.

       (b) Address of Issuer's Principal Executive Offices:
                                   9985 BUSINESSPARK AVENUE, SUITE A
                                   SAN DIEGO, CA 92131

ITEM 2.
       (a) Name of Person Filing:  ROBERT J. PETCAVICH

       (b) Address of Principal Business Office, or, if none, Residence:
                                   9985 BUSINESSPARK AVENUE, SUITE A
                                   SAN DIEGO, CA 92131

       (c) Citizenship:            UNITED STATES

       (d) Title of Class of Securities:     COMMON STOCK

       (e) CUSIP Number:           727044 10 9


ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

       (a) Amount Beneficially Owned: 1,031,281, INCLUDING 160,682 SHARES ISSUABLE UPON EXERCISE OF OPTIONS HELD BY MR. PETCAVICH WITHIN 60 DAYS OF DECEMBER 31, 1996.

       (b) Percent of Class:   19.0%

       (c) Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote: 1,031,281
          (ii)  shared power to vote or to direct the vote: -0-
         (iii) sole power to dispose or to direct the disposition of: 1,031,281
          (iv)  shared power to dispose or to direct the disposition of: -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           NOT APPLICABLE.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           NOT APPLICABLE.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           NOT APPLICABLE.

                                Page 3 of 4 pages

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ITEM 10.   CERTIFICATION

           NOT APPLICABLE.



                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       2/7/97
                                       --------------------------------------
                                                        Date


                                       /s/  ROBERT J. PETCAVICH
                                       --------------------------------------
                                                      Signature


                                       Robert J. Petcavich
                                       --------------------------------------
                                                      Name/Title






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